Exhibit 99.1

News Release

Puma Biotechnology Announces Upsizing and Pricing of $120 Million Public Offering of Common Stock

LOS ANGELES, Calif., Oct. 18, 2012—Puma Biotechnology, Inc., a development stage biopharmaceutical company, announced the upsizing and pricing of its public offering. The size of the offering has been increased from the previously announced 6,500,000 shares of common stock to 7,500,000 shares of common stock at a price of $16.00 per share. The Company has granted the underwriters for the offering a 30-day option to purchase up to 1,125,000 additional shares of common stock at the public offering price, less the underwriting discount. Puma Biotechnology’s common stock, which is currently quoted for trading on the OTC Bulletin Board and the OTCQB Market, will begin trading on the New York Stock Exchange on October 19, 2012 under the ticker symbol “PBYI.”

BofA Merrill Lynch and Leerink Swann LLC are acting as joint book-running managers for the offering. Stifel Nicolaus Weisel, Cowen and Company, and UBS Investment Bank are acting as co-managers for the offering.

A registration statement on Form S-1 relating to these securities has been filed with the Securities and Exchange Commission and declared effective. The offering of these securities will be made only by means of a written prospectus forming part of the effective registration statement relating to these securities. Copies of the prospectus for this offering may be obtained, when available, by contacting BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, email: dg.prospectus_requests@baml.com or Leerink Swann LLC, One Federal Street, 37th Floor, Boston, MA 02110, Attn: Syndicate Department, phone: (800) 808-7525.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Puma Biotechnology

Puma Biotechnology, Inc. is a development stage biopharmaceutical company that acquires and develops innovative products for the treatment of various forms of cancer. The Company focuses on in-licensing drug candidates that are undergoing or have already completed initial clinical testing for the treatment of cancer and then seeks to further develop those drug candidates for commercial use. The Company is initially focused on the development of PB272 (oral neratinib), a potent irreversible tyrosine kinase inhibitor, for the treatment of patients with HER2 positive metastatic breast cancer.

Contact:

Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500

# # # # #